As filed with the Securities and Exchange Commission on July 25, 2018

Registration No. 333-215156

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KLONDEX MINES UNLIMITED LIABILITY COMPANY
(Exact name of registrant as specified in its charter)

British Columbia	98-1153397
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

6110 Plumas Street, Suite A
Reno, Nevada 89519
(775) 284-5757
(Address of Principal Executive Offices)

Klondex Mines Ltd. Share Incentive Plan
Klondex Mines Ltd. Share Option and Restricted Share Unit Plan
(Full title of the plan)

David C. Sienko, Esq.
General Counsel
Hecla Mining Company
6500 North Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408
(208) 769-4100
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ x ]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

Emerging growth company [ x ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  [   ]

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On December 16, 2016, Klondex Mines Unlimited Liability Company, then known as Klondex Mines Ltd. (the “Registrant”), filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-215156 (the “Registration Statement”), pertaining to the original registration of a total of 12,860,717 shares of the common stock, no par value, of the Registrant issuable under the Registrant’s (i) Share Incentive Plan, and (ii) Share Option and Restricted Share Unit Plan.

On March 16, 2018, the Registrant entered into an arrangement agreement (the “Arrangement Agreement”) with Hecla Mining Company (“Hecla”) and 1156291 B.C. Unlimited Liability Company, a wholly-owned subsidiary of Hecla, pursuant to which Hecla agreed to acquire all of the issued and outstanding shares of the Registrant (the “Arrangement”). On July 12, 2018, the Registrant held an annual and special meeting of securityholders at which the securityholders of the Registrant approved the Arrangement. The Arrangement was completed on July 20, 2018 and the Registrant’s name was changed from Klondex Mines Ltd. to Klondex Mines Unlimited Liability Company.

As a result of the Arrangement, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertaking made by the Registrant in the Registration Statement, the Registrant hereby removes from registration, by means of a post-effective amendment, any securities registered under the Registration Statement which remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Coeur d’Alene, State of Idaho, on this 25th day of July, 2018.

KLONDEX MINES UNLIMITED LIABILITY
COMPANY

By: /s/ Lawrence P. Radford
Name: Lawrence P. Radford
Title: President

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.